Exhibit 19.1

GENASYS, INC.

INSIDER TRADING POLICY

Effective November 27, 2023

Genasys, Inc. (“Genasys, Inc.” or the “Company”), has implemented an Insider Trading Policy (the “Policy”) to provide guidelines to officers, directors, employees and consultants of the Company and its subsidiaries with respect to transactions in the Company’s securities.

Introductory Information

Definition of Inside Information

"Inside Information" means material, non-public information. Information is material if a reasonable investor would consider it important to the total mix of information available about the Company. Information is non-public if it has not been explicitly disclosed by the Company in a press release or report filed with the SEC, or by another manner involving broad disclosure to the investing public. Information remains non-public until is has been so disclosed and the market has had time to absorb and evaluate the information.

Examples of types of information that will frequently be material include:

•         operating or financial results

•         changes in earnings estimates

•         major new product or service announcements

•         significant business or technology acquisitions, sales or joint ventures

•         the award or cancellation of significant sales contracts or technology licenses

•         important pricing changes

•         major management changes

•         public or private debt or equity transactions

•         plans for substantial capital investment

•         significant write-offs or increases in reserves

•         impending bankruptcy or financial liquidity problems

•         significant litigation or disputes

•         delays in product development or problems with quality control

•         a stock split or other recapitalization

•         a change in dividend policy

•         a redemption or purchase by the Company of its securities

•         any other information which is likely to have a significant impact on the Company

Either positive or negative information may be material.

Information about significant business partnerships or new contracts is particularly sensitive. In general, information that is likely to affect the market price of a security is likely to be considered material.

Other Definitions

"Access Personnel" include the Section 16 Insiders, and other persons who, by virtue of their position, are likely to have access to Inside Information on a more frequent basis than other Subject Persons. Access Personnel are listed on Exhibit B to this Policy. The Company may from time to time designate certain persons not listed on Exhibit B as Access Personnel for purposes of this Policy if they come to have access to Inside Information for a period of time. The Company will amend Exhibit B from time to time as appropriate. All persons who, temporarily or permanently, become Access Personnel for purposes of this Policy will be given written notice.

“Blackout Period” applies to certain Access Personnel designated on Exhibit B, and is described below under the heading “Specific Procedures Applicable to Access Personnel.”

“Compliance Officer” is the Insider Trading Compliance Officer appointed pursuant to this Policy. The Compliance Officer is the Chief Financial Officer, but may be changed at any time by the Company with written notice to all Subject Persons.

"Section 16 Insiders" are the executive officers and directors of the Company and its subsidiaries who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Section 16 Insiders are listed on Exhibit A to this Policy. Exhibit A will be automatically updated whenever the Board changes the designation of Section 16 insiders.

"Subject Persons" are described below under the heading "Applicability of Policy to Subject Persons.”

"Trading Day" means a day on which transactions are reported through the NASDAQ Stock Market.

Applicability of Policy to Subject Persons

This Policy applies to all transactions in the Company’s securities including common stock, options for common stock and other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company (such as exchange-traded options). It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries. It also applies to family members of such persons, and to others, to the extent such persons come to have access to Inside Information. Persons subject to this Policy are referred to as “Subject Persons.”

Any person who possesses Inside Information regarding the Company is a Subject Person for so long as the information is non-public.

Application of Policy After Relationship Terminates

If you are subject to a Blackout Period imposed by this Policy and your relationship terminates during a Blackout Period (or if you otherwise leave while in possession of Inside Information), you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the later of the end of the Blackout Period or the commencement of trading on the second Trading Day following public announcement of any Inside Information of which you are aware.

If a Blackout Period is extended, or if a Blackout Period does not end on it normal date as the result of the commencement of a subsequent Blackout Period prior to the termination of the prior Blackout Period, the Compliance Officer may in its discretion waive the applicability of the extended or new Blackout Period to a person whose relationship with the Company has terminated during the prior Blackout Period, if the Compliance Officer determines that such person has not had access to any Inside Information relating to the extended or new Blackout Period.

The Company may institute stop-transfer instructions to its transfer agent in order to enforce this provision.

The Company’s Policy

It is the policy of the Company that any Subject Person who possesses Inside Information about the Company may not buy or sell securities of the Company nor engage in any other action to take advantage of, or pass on to others, that information. This includes posting of Inside Information in chat-rooms or via other electronic communications. This Policy also applies to information relating to any other company, including customers, vendors or suppliers of the Company, obtained in the course of employment or service to the Company.

Illegality of Insider Trading

It is illegal for any Subject Person to trade in the securities of the Company using material, non-public information about the Company. It is also illegal for any Subject Person to give Inside Information to others who may trade on the basis of that information.

Specific Policies Applicable to All Subject Persons

The Company intends to comply with the spirit as well as the letter of the insider trading laws. The Company’s policy is to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company, whether or not the conduct is literally in violation of the law.

1.

Trading on Insider Information. No Subject Person and no member of the immediate family or household of any such person, may trade or otherwise engage in any transaction involving a purchase or sale of the Company’s securities, including but not limited to, any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the commencement of trading on the second Trading Day following the date of public disclosure of that information, or at such time as such non-public information is no longer material.

2.

Tipping. No Subject Person may disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. No Subject Person may make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3.

No Short Sales. Because short sales represent a bet that the Company’s stock price will decline, the Company prohibits all Subject Persons from shorting the Company’s stock. The Company also prohibits Subject Persons from acquiring any security or position which would increase in value if the Company’s stock price declines, such as a put option. Short sales by Section 16 Insiders are prohibited by law as well as by this Policy. Any questions as to whether a transaction is a prohibited short sale should be raised with the Compliance Officer.

4.	Confidentiality of Non-Public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.

Liability for Insider Trading. Subject Persons may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in securities at a time when they have knowledge of Inside Information regarding the subject company.

2.

Liability for Tipping. Subject Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.

Disciplinary Actions. Subject Persons who violate this Policy will be subject to disciplinary action by the Company, which may include, in addition to other sanctions, ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Individual Responsibility

Every Subject Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has implemented a Blackout Period applicable to the Subject Person. Appropriate judgment should be exercised in connection with any trade or other restrictions in the Company’s securities.

A Subject Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Subject Person believes he or she may suffer an economic loss or forego anticipated profit by waiting. Subject Persons who have anticipated needs for liquidity should strongly consider adopting a Rule 10b5-1 plan.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Inside Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Inside Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Specific Procedures Applicable to Access Personnel

Blackout Period

To ensure compliance with this Policy and applicable federal and state securities laws, it is the Company’s policy that certain Access Personnel designated on Exhibit B refrain from conducting any transactions involving the purchase or sale of the Company’s securities during a “Blackout Period.” The Blackout Period beings on the day which is fourteen (14) calendar days prior to the last Trading Day of a fiscal quarter, and ends at the commencement of trading on the second Trading Day following public announcement of earnings for the quarter (or for the year in case of the quarter ending September 30). The Company may extend the Blackout Period, or adopt additional Blackout Periods, in its sole discretion.

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first ten days after the expiration of the Blackout Period for the prior quarter.

No Subject Person may trade in Company securities, even if outside the Blackout Period, while in possession of Inside Information. Trading in the Company’s securities outside of a Blackout Period should not be considered a “safe harbor,” and all Access Personnel and other Subject Persons should use good judgment at all times.

Pre-Clearance of Trades

Certain Access Personnel of the Company must comply with the Company’s pre-clearance process prior to engaging in any trade at any time in the Company’s securities. Such Access Personnel must contact the Compliance Officer prior to commencing any trade in the Company’s securities.

The Compliance Officer will complete a pre-clearance checklist in the form attached as Exhibit C to this Policy and if the trade is approved, will give written permission for the trade in the form attached as Exhibit D to this Policy. The written permission will expire at the end of the third Trading Day following the date of written permission or the beginning of the next Blackout Period, whichever is earlier, unless the Compliance Officer grants a longer period in his or her sole discretion (which shall not extend into a Blackout Period). Accordingly, Access Personnel should not request permission to trade unless there is an immediate intention to execute the trade immediately.

Restriction on Market Limit Orders

In order to prevent Access Personnel from accidentally engaging in a trade when trading is not allowed, Access Personnel subject to Blackout Periods may not enter into any market limit orders with their brokers for securities of the Company other than orders which expire no later than the commencement of the next Blackout Period. Access Personnel subject to pre-clearance requirements are subject to the additional restriction that they may not enter any market limit orders for securities of the Company except market limit orders which expire within the time allowed for trading after receiving written permission to trade from the Compliance Officer. All other market limit orders by Access Personnel for securities of the Company are prohibited. This paragraph does not however apply to approved Rule 10b5-1 trading plans.

Exceptions for Blind Trusts and Pre-Arranged Trading Programs
(Rule 10b5-1)

Rule 10b5-1 of the Securities Exchange Act of 1934 provides an affirmative defense against insider trading liability for a transaction done pursuant to “blind trusts” (trusts in which investment control has been delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of Inside Information, even though the transaction in question may occur at a time when the person is aware of Inside Information. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a trading program that fully complies with Rule 10b5-1 to take place during a Blackout Period or otherwise when the Subject Person is in possession of Inside Information. If you are Access Personnel and you wish to establish a blind trust or trading program, you must pre-clear it with the Compliance Officer. With respect to arrangements that result or may result in transactions taking place during Blackout Periods, the Compliance Officer will review such arrangements in light of guidelines that he or she from time to time establishes, with input from the Board of Directors and Company legal counsel, if appropriate. The Company reserves the right to bar any transactions in Company securities, even those pursuant to arrangements previously approved, if the Compliance Officer or the Board of Directors, in consultation with legal counsel, determines that such a bar is in the best interests of the Company.

Exception for Stock Options and Employee Stock Purchase Plans

For purposes of the Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans and the purchase of stock under a tax‑qualified employee stock purchase plan are exempt from this Policy, since the other party to those transactions is the Company itself and the price is determined by the terms of the option agreement or the plan. This exception does not apply to exercises of options where the exercise price is paid by surrender of Genasys, Inc. common stock, or to the subsequent sale of shares acquired on exercise of options, or to “cashless exercise” procedures through broker-dealers.

Additional Information - Directors and Executive Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that Section 16 Insiders who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, in most cases neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The exercise of options by Section 16 Insiders, although not subject to short-swing liability, must be disclosed on a Form 4 filed within two business days after the exercise occurs. The participation by executive officers in a tax-qualified employee stock purchase plan will not generally result in a Section 16 short-swing liability or reporting obligations; however the sale of any shares acquired is subject to Section 16 reporting and short-swing liability. Generally, all other purchases and sales of Company securities by Section 16 Insiders must be disclosed on a Form 4 filed within two business days after the transaction occurs. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

Please direct your questions as to any of the matters discussed in the Policy to the Compliance Officer.

Duties of Compliance Officer

The duties of the Compliance Officer include the following:

1.

Pre-clearance of all transactions involving the Company’s securities by Access Personnel designated for pre-clearance on Exhibit B in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act of 1934, as amended, and Rule 144 promulgated under the Securities Act of 1933, as amended.

2.	Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Insiders.

3.

Performance of cross-checks of available materials, which may include Form 3s, 4s and 5s, Form 144s, officers and directors questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

4.

Circulation of the Policy to all Subject Persons on an annual basis, and provision of the Policy and other appropriate materials to any officers, directors or others who have, or may have, access to Inside Information.

5.	Assisting the Company’s Board of Directors in implementation of the Policy.

Certification

Insider Trading Policy

I, __________________________________ do hereby certify that:

1.	I have received and carefully read the Insider Trading Policy for Genasys, Inc..

2.	I understand the Insider Trading Policy.

3.	I have complied and will continue to comply with the terms of the Insider Trading Policy.

Date: ______________	_______________________________ (Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 30 DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.

EXHIBIT A

SECTION 16 INSIDERS

Name	Title
Richard Danforth	CEO
Rick Osgood	Director
General John Coburn	Strategic Advisory Committee
Scott Anchin	Director
Caltha Seymour	Director
Susan Lee	Director
Dennis Klahn	Chief Financial Officer

A-1

EXHIBIT B

ACCESS PERSONNEL

All Section 16 Insiders listed on Exhibit A are Access Personnel, and subject to pre-clearance requirements and Blackout Periods. In addition, the following persons are Access Personnel, and are subject to Blackout Periods and Pre-Clearance:

Name	Title
Brian Alger	SVP Investor Relations and
Corporate Development
Cassandra Monteon	Director of Finance
David Schnell	VP Global Hardware Sales

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EXHIBIT C

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE
CHECKLIST

Individual Proposing To Trade:	_________________________
Compliance Officer:	_________________________
Proposed Trade:	_________________________
Date:	_________________________

No Blackout. Confirm that the trade will not be made during a “Blackout Period.”

Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade.

Prohibited Trades. Confirm that the proposed transaction is not a short sale, put, call or other prohibited transaction.

Rule 144 Compliance. To the extent applicable confirm that:

☐     Current public information requirement has been met.

☐     Shares are not restricted or, if restricted, the holding period has been met.

☐     Volume limitations are not exceeded (confirm the individual is not part of an aggregated group).

☐     The manner of sale requirements have been met.

☐     The Notice on Form 144 has been completed and filed.

Rule 10b-5 Concerns. Confirm that:

☐     The individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public.

☐     The Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

_______________________________________ Signature of Compliance Officer

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EXHIBIT D

PERMISSION TO TRADE

_________________ is hereby permitted to buy/sell [circle one] _______ shares of the common stock of Genasys Inc.

[Include the following if sales to be made pursuant to Rule 144: The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]

The permission to sell will expire on the close of trading on ___________, 200__.

Very truly yours,

____________________________________
Signature of Compliance Officer

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